ELITE PHARMACEUTICALS ANNOUNCES LICENSE, MANUFACTURING AND SUPPLY AGREEMENTS
FOR FOUR GENERIC PRODUCTS

NORTHVALE, N.J. – September 16, 2010 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today the signing of a license agreement and a manufacturing and supply agreement (together the “Agreements”) with Precision Dose, Inc. (Precision Dose) which has a wholly owned subsidiary, TAGI Pharma, Inc. (“TAGI Pharma”) which will distribute the products covered by the agreement.  Pursuant to the License Agreement, TAGI Pharma will market and sell four Elite generic products (the “Products”) in the United States, Puerto Rico and Canada.  Elite will receive a license fee and milestone payments and Elite will manufacture the Products.  The license fee will be computed as a percentage of the gross profit, as defined in the License Agreement, earned by TAGI Pharma as a result of sales of the products.  The license fee is payable monthly for the term of the License Agreement.  The milestone payments will be paid in 6 installments.  The first installment was paid upon execution of the License Agreement and the remaining installments are to be paid upon FDA approval and initial shipment of the products to Precision Dose.  Two of the Products, hydromorphone hydrochloride, 8 mg, and naltrexone hydrochloride, 50 mg, are approved products recently purchased by Elite and currently being transferred to Elite.  Collectively, the brand products and their generic equivalents had total annual sales of approximately $120 million in 2009.

Elite also announced the acquisition of an Abbreviated New Drug Application (ANDA) for a generic product from Epic Pharma LLC (“Epic”).  The right to market this product was licensed to Precision Dose pursuant to the License Agreement described above.  The acquisition of the ANDA will close on the later of 60 days from the date of the purchase agreement or upon receipt of FDA approval of the ANDA.  Upon the closing, Elite will pay a portion of the purchase price, while the remainder of the purchase price will be paid in quarterly installments over a period of three years, beginning at the end of the first full quarter following the closing.  The brand product and its generic equivalents had annual sales of approximately $39 million in 2009.

“The Agreement with Precision Dose and TAGI Pharma and the acquisition of an additional generic product continue Elite’s strategy of leveraging the manufacturing and development expertise of the company into products that we believe can generate positive cash flow to support and expand our research activities,” stated Jerry Treppel, Chairman and CEO.

"Our Agreements with Elite precisely implement TAGI Pharma’s business plan to co-develop, buy, or license select products  to bring to the marketplace.  This collaboration of our areas of expertise will maximize the strengths and specialties of both companies in the highly competitive generic pharmaceutical market.  We anticipate a long and productive relationship with Elite in connection with these Products and future items” said Robert Koopman, President and CEO of Precision Dose and its wholly-owned subsidiary, TAGI Pharma, Inc.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and manufactures oral, controlled-release products using proprietary technology. Elite's strategy includes life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry.  Elite developed and manufactures for its partner, Lodrane 24® and Lodrane 24D®, for allergy treatment and expects to launch soon three approved generic products.   Elite also has a pipeline of additional generic drug candidates under active development and the Company is developing ELI-216, an abuse resistant oxycodone product, and ELI-154, a once-a-day oxycodone product.   Elite conducts research, development and manufacturing in its facility in Northvale, New Jersey.

This news release contains forward-looking statements, including the statement that the company believes it can generate positive cash flow to support and expand its research activities.   These statements involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com